July 1, 2014

Dear Fellow Stockholder:

Inland Real Estate Income Trust, Inc. (“Inland Income Trust”) continues to build a portfolio of high-quality, multi-tenant, necessity-based shopping centers with the goal of generating predictable and sustainable distributions for our stockholders. We remain focused on acquiring multi-tenant, necessity-based shopping centers because we believe these assets can produce solid returns and are well-suited to capture rental growth in today’s improving marketplace.

With retail real estate fundamentals steadily improving, the marketplace is optimistic about the future growth in this sector - an attitude that was apparent during The International Council of Shopping Centers' RECon Convention, which our management team recently attended. RECon is considered a bellwether for the retail real estate industry, and this year there was positive news coming out of the convention. Some of the key highlights include:

•	Attendance reached close to its pre-recession high with approximately 35,000 people – an increase over last year. There were 1,100 exhibitors, and attendees included retailers, landlords, investors, lenders and brokers.
•	Collectively, the companies that are part of The Inland Real Estate Group of Companies, Inc. (“Inland”) continued to showcase their industry leadership hosting over 730 appointments with retailers and other key industry stakeholders – a record for Inland.
•	Many retailers are looking to expand, but quality space is increasingly difficult to find because new retail development remains near all-time lows. This environment is giving landlords more leverage to increase rents.

As we continue to grow our portfolio, we believe our participation at the RECon Convention will benefit our company.

Lakeside Crossing Shopping Center

On May 23, 2014, we purchased Lakeside Crossing Shopping Center, a 66,906 square-foot grocery-anchored shopping center located in Lynchburg, Virginia, for $19.82 million. The newly-constructed property is 98.5% leased and consists of 15 tenants. It is anchored by a Fresh Market grocery store, and other tenants include Panera and Mattress Warehouse.

As of June 27, 2014, Inland Income Trust owned 19 retail properties in nine states totaling 1,008,414 square feet. We continue to evaluate several multi-tenant retail properties for acquisition and will keep you apprised of our progress.

Lakeside Crossing Shopping Center located in Lynchburg, Virginia

Annual Stockholders’ Meeting Reminder

The Inland Income Trust Annual Stockholders Meeting is scheduled for Thursday, July 10, 2014 at 10:00 a.m. (CT) at the Inland Corporate Office located at 2901 Butterfield Road, Oak Brook, IL 60523. All stockholders of record as of March 31, 2014 should have received their proxy statement, and we encourage our stockholders to vote their shares in order to have a quorum at the stockholders’ meeting.

We are pleased to enclose your check or account statement, which includes information regarding your share of the 6% annualized distribution on a share purchase price of $10.00 paid to stockholders of record in June 2014. We appreciate and thank you for your investment in Inland Income Trust. For more information, please visit our website: www.InlandIncomeTrust.com.

Sincerely,

INLAND REAL ESTATE INCOME TRUST, INC.

JoAnn M. McGuinness
President and Chief Operating Officer

Enclosure

cc: Trustee, Broker Dealer, Financial Advisor

This letter contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as "may", "would", "expect", "intend", "estimate", "anticipate", "plan", "seek", "appears", or "believe". Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to the acquisition of any property, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under Risk Factors in our most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this letter. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.